Exhibit 10.1b

AMENDMENT NO. 1 TO

AMENDED AND RESTATED SUBSCRIPTION

AND STOCKHOLDERS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Subscription and Stockholders Agreement, dated as of November 15, 2004 (the “Stockholders Agreement”), by and among Tumi Holdings, Inc., a Delaware corporation (the “Company”), Doughty Hanson & Co Managers Limited and the stockholders named therein, is made and entered into as of this 24th day of April, 2012. Capitalized terms used herein and not defined shall have the meanings specified in the Stockholders Agreement.

WHEREAS, Doughty Hanson IV Nominees One Limited, Doughty Hanson IV Nominees Two Limited, Doughty Hanson IV Nominees Three Limited, Doughty Hanson IV Nominees Four Limited (collectively, the “Doughty Hanson Funds”), Officers Nominees Limited, Jerome Griffith and Laurence Franklin are stockholders of the Company and parties to the Stockholders Agreement;

WHEREAS, Section 14.10 of the Stockholders Agreement permits holders of more than 51% of the “A” Common Shares and holders of more than 51% of the “B” Common Shares to amend the Stockholders Agreement;

WHEREAS, collectively, the Doughty Hanson Funds hold more than 51% of the “A” Common Shares and have determined to amend the Stockholders Agreement;

WHEREAS, collectively, Officers Nominees Limited, Jerome Griffith and Laurence Franklin hold more than 51% of the “B” Common Shares and have determined to amend the Stockholders Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Stockholders Agreement. The Stockholders Agreement is hereby amended as follows:

(a)	Section 6.1 of the Stockholders Agreement is amended and restated in its entirety as follows:

“No resolution of the Board or the Shareholders of the Company shall be passed to issue shares of any class of Shares unless resolutions are concurrently proposed to issue shares of all other classes of Shares such that each person who holds Shares (“Existing Shareholders”) shall have the right to subscribe for a proportion of the new Shares pro rata to the number of Shares in issue in the relevant Shareholders' class and pro rata to the number of Shares such Shareholder holds. Such right of subscription shall be exercisable, unless waived, for a period of not less than 30 days following the resolution to increase the stated capital. If an Existing Shareholder does not wish to subscribe for his proportion of the new Shares, then these Shares will be offered first pro rata to the other members of the class to which that Existing Shareholder belongs and, if they are still not taken up, to the remaining Shareholders of the other classes. This Section 6.1 shall not apply to the issuance of Shares (i) in connection with any pro rata split or dividend or similar recapitalization of any Shares or (ii) pursuant to any merger or recapitalization transaction involving the Company or any of its Subsidiaries whereby any resulting dilution to either the Preferred Shares or the Common Shares applies equally to either all holders of Preferred Shares or all holders of Common Shares, as applicable.

2. Effect of Amendment. Except as expressly set forth herein, the Stockholders Agreement shall not by implication or otherwise be deemed supplemented or amended by virtue of this Amendment, and shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Stockholders Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Stockholders Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. Any reference in the Stockholders Agreement to the “Agreement” shall refer to the Stockholders Agreement as amended by this Amendment.

3. Governing Law. This Amendment shall be governed by the laws of the State of Delaware, without reference to any provision that would require the application of the laws of another jurisdiction.

4. Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

5. Counterparts; Facsimile. This Amendment may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HOLDERS OF MAJORITY OF CLASS A COMMON SHARES:		HOLDERS OF MAJORITY OF CLASS B COMMON SHARES:

Doughty Hanson & Co IV Nominees One Limited		Officers Nominees Limited

Doughty Hanson & Co IV Nominees Two Limited Doughty Hanson & Co IV Nominees Three Limited Doughty Hanson & Co IV Nominees Four Limited	By:	Doughty Hanson & Co Managers Limited acting for and on behalf of Officers Nominees Limited and as agent for the beneficiaries of the trusts for whom Officers Nominees Limited holds shares in Tumi Holdings, Inc. (The “Employees”)

By:	/s/ Graeme Stening	By:	/s/ Graeme Stening
Name:	Graeme Stening	Name:	Graeme Stening
Title:	General Counsel	Title:	General Counsel

/s/ Jerome Griffith
Jerome Griffith

/s/ Michael Mardy
Michael Mardy

/s/ Steven Hurwitz
Steven Hurwitz